Exhibit 99.1

PEABODY ENERGY News Release
CONTACT: Vic Svec (314) 342-7768

FOR IMMEDIATE RELEASE
July 24, 2012

PEABODY ENERGY ANNOUNCES RESULTS
FOR THE QUARTER ENDED JUNE 30, 2012

•	Consolidated revenues of $2.0 billion lead to adjusted EBITDA of $453 million

•	Diluted EPS from continuing operations totals $0.78; Adjusted diluted EPS of $0.73

•	2012 U.S. production remains fully priced; 70% to 75% priced for 2013 at current production levels

•	2012 capital targets reduced $200 million since January to $1.0 billion to $1.2 billion

•	Repurchased $242 million of debt and $100 million of shares during the quarter

ST. LOUIS, July 24 - Peabody Energy (NYSE: BTU) today reported second quarter 2012 revenues of $2.0 billion, leading to adjusted EBITDA of $453.4 million. Income from continuing operations totaled $215.3 million, with diluted earnings per share from continuing operations of $0.78 and adjusted diluted earnings per share of $0.73.
“Peabody's diversified global platform continues to deliver solid cash flows and earnings in a choppy market environment,” said Peabody Energy Chairman and Chief Executive Officer Gregory H. Boyce. “While we see some bright spots within the global coal markets, there remain macroeconomic and industry challenges that Peabody is well positioned to weather given our global position and financial strength. In the United States, we have increased earnings contributions even in the face of lower volumes. And in Australia, we are addressing challenges through a number of initiatives to further strengthen our growing long-term platform.”

RESULTS FROM CONTINUING OPERATIONS
Second quarter sales volumes were 57.4 million tons, on par with the prior year as increases from Australia and Trading and Brokerage offset lower U.S. production. U.S. shipments were down slightly from the prior year due to market-driven production cutbacks and negotiated customer settlements. U.S. revenues rose 4 percent, driven by higher realized prices in both the Midwestern and Western regions.

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Australian revenues rose 3 percent on a 26 percent increase in volumes related to expanded and acquired operations, which overcame a 19 percent decline in realized coal pricing resulting from lower benchmark settlements. Australia shipments totaled 8.2 million tons, including 3.6 million tons of metallurgical coal and 2.7 million tons of seaborne thermal coal.
Adjusted EBITDA totaled $453.4 million compared with $599.1 million in the prior year.
U.S. mining adjusted EBITDA rose 27 percent to $273.4 million due to higher revenues and cost containment efforts that resulted in increased margins in both the Western and Midwestern regions.
Australian mining adjusted EBITDA of $240.4 million was impacted by approximately $140 million related to lower realized pricing in the second quarter compared with record levels realized in 2011, partly offset by higher volumes from expanded and acquired operations. While Australia volumes increased nearly 2 million tons, costs increased 10 percent due to production challenges at contractor-operated mines and costs associated with overburden removal as part of planned corrective actions at acquired operations.
Operating profit totaled $277.9 million, driving operating cash flows of $280.0 million and ending cash balances of $489.2 million for the quarter. Peabody repurchased approximately $242 million of bonds and $100 million of shares during the quarter, and maintains a liquidity position of nearly $1.9 billion.
Income from continuing operations totaled $215.3 million compared with $307.8 million in the prior year. Results were affected by higher interest expense and depreciation, depletion and amortization related to the October 2011 acquisition of Macarthur Coal. Adjusted income from continuing operations totaled $201.5 million. Diluted earnings per share totaled $0.78 while adjusted diluted earnings per share totaled $0.73. Results include a $59.7 million ($0.22 per share) net tax benefit related to the continued integration of acquired assets.

Summary of Adjusted Income and Diluted Earnings Per Share (Unaudited)

	Quarter Ended		Six Months Ended
(Dollars in Millions, Except Per Share Data)	June	June	June	June
	2012	2011	2012	2011

Income from Continuing Operations	$215.3	$307.8	$397.6	$502.4
Remeasurement Expense Related to
Foreign Income Tax Accounts	(13.8)	15.4	(4.9)	21.8
Adjusted Income from Continuing Operations (1)	$201.5	$323.2	$392.7	$524.2

Diluted EPS from Continuing Operations	$0.78	$1.10	$1.43	$1.81
Remeasurement Expense Related to
Foreign Income Tax Accounts	(0.05)	0.06	(0.02)	0.08
Adjusted Diluted EPS (1)	$0.73	$1.16	$1.41	$1.89

(1) Represents non-GAAP financial measures defined at the end of this release and illustrated in the reconciliation of Adjusted EBITDA tables after this release.
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GLOBAL COAL MARKETS AND PEABODY'S POSITION
“The industry experienced significant headwinds in the second quarter, with declining global thermal coal prices as well as low U.S. natural gas prices driving record high U.S. utility coal stockpiles,” said Boyce. “At the same time, China coal imports reached record levels in the second quarter, and third quarter global metallurgical coal prices have settled at higher levels. In the United States, we've seen a rebound in natural gas prices, above-average cooling-degree days and industry production cutbacks.”
Within global coal markets:

•	Increases in coal-fueled electricity generation are driving rising thermal imports in China, India, Japan and Europe.

•
China's net coal imports have increased 74 percent year to date, with significant increases in both metallurgical and thermal coal imports. Rising import demand ran counter to China's electricity generation and economic growth, which decelerated in the second quarter.

•
India coal-fueled generation is up 11 percent year to date, leading to a 13 percent increase in thermal imports. This import trend is expected to continue as current utility stockpiles are at low levels with just nine days of supply.

•	European coal generation has increased 12 percent year to date and is at the highest levels since 2007.

•	At the same time, seaborne thermal coal prices declined in the second quarter, driven by increases in coal exports from Indonesia, the United States and Colombia.

•
In June, industry data reported that coal was again the fastest growing major fuel in 2011, rising 5.4 percent - the only fossil fuel to record above-average growth. Coal now accounts for 30.3 percent of global energy consumption, the highest share since 1969.

Peabody continues to expect that 90 gigawatts of new coal-fueled generation will come on line worldwide in 2012, representing more than 300 million tonnes of additional thermal coal demand at normal capacity utilization. Longer term, Peabody projects an 8 percent compound annual growth rate for seaborne thermal coal demand over the next five years. The company projects that global coal-fueled generation will grow by 390 gigawatts by 2016, which would require more than 1.3 billion tonnes of additional thermal coal.

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Metallurgical coal use is expected to rise 25 percent by 2016 to fuel the growing industrialization and urbanization in developing economies that are driving an increase in per capita steel intensity. This growth would require an additional 250 million tonnes of metallurgical coal, and Peabody projects a 9 percent compound annual growth rate in seaborne metallurgical coal demand over the next five years.
In Australia, Peabody is settling third quarter metallurgical coal shipments largely in line with recent settlements. The company is now targeting 2012 metallurgical coal sales of 13 to 14 million tons. Seaborne thermal volumes are now targeted at 11 to 12 million tons for 2012, with less than 10 percent remaining to be priced in the second half of the year. Considering these lower volumes, Peabody is now targeting Australia 2012 sales of 31 to 34 million tons, a 20 to 35 percent increase over the prior year.

U.S. COAL MARKETS AND PEABODY'S POSITION
U.S. coal markets continue to be affected by lower coal-fueled electricity generation due to a sluggish economy and low natural gas prices. However, coal generation has recently increased following hot summer weather and higher natural gas prices, resulting in above-average seasonal drawdowns in utility stockpiles.
While Peabody projects that U.S. coal demand will decline 100 to 120 million tons in 2012, U.S. gas prices have rebounded more than 50 percent from their springtime lows, and Powder River Basin coal has started to return to higher consumption levels given its competitiveness with natural gas prices of $2.50 to $2.75 per mmBtu.
Second quarter U.S. coal shipments declined an annualized 104 million tons from 2011 levels, improving the supply-demand balance. Coal stockpiles declined 35 percent more than normal during June as cooling degree days ran 14 percent above normal levels.
Peabody's projected 2012 U.S. production remains fully contracted, and 2013 production is 70 to 75 percent priced based on targeted current-year volumes.

CAPITAL AND PROJECT UPDATE
Second quarter capital investments totaled $195.7 million, and the company has reduced its 2012 capital targets by $200 million since the start of the year to $1.0 to $1.2 billion in response to the current global environment, while investing in key growth projects to meet rising seaborne coal demand. Peabody will continue to evaluate capital expenditures and has the ability to adjust spending as market conditions warrant.

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Peabody is in the process of completing several late-stage projects while re-evaluating the timing of select development projects.

•
The Wilpinjong Mine delivered record quarterly shipments of low-cost thermal coal following its recently completed expansion, and the Millennium Mine is adding metallurgical coal volumes as its expansion nears completion in the third quarter of this year. To reduce costs and improve reliability, progress is under way to convert both operations from contract mining to owner-operator status by April 2013, which will increase the share of owner-operated mines to approximately 75 percent of Peabody's projected 2012 Australia production.

•	At Burton Mine, the overburden removal project is approximately 80 percent complete as operations transition to this new mining area.

•	The Metropolitan Mine modernization continues; however, the completion of expanded hard coking coal volumes is now targeted for 2014 to 2015 to enable up to 1.5 million tons of additional production.

•
At the Eaglefield Mine, the company signed an agreement in the second quarter with a neighboring leaseholder to enable recovery of additional high quality metallurgical coal and extend the mine life by two years.

•
Overburden removal rates at the acquired Coppabella and Moorvale operations have improved 70 and 50 percent, respectively, since October of last year as a result of ongoing corrective actions, and actions to improve yield at Moorvale's preparation plant are under way.

•
At the new Middlemount Mine joint venture, production continues to increase, and permit approval was granted earlier this month to expand the mine's capacity to more than 4 million tons per year on a 100 percent basis (2 million tons attributable).

•	The company is undertaking additional evaluation before commencing development on the Wambo Open-Cut expansion and Codrilla Mine, with startup timing to be determined.

In the United States, Peabody successfully leased more than 1.1 billion tons of ultra-low sulfur coal reserves at its North Antelope Rochelle Mine in the second quarter, increasing total Powder River Basin reserves to approximately 4.0 billion tons. Additionally, Peabody reached a long-term agreement with Kinder Morgan in the Gulf Coast to secure additional port capacity that supports the company's export expansion strategy.

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OUTLOOK
Peabody is targeting third quarter 2012 adjusted EBITDA in the range of $350 to $450 million and adjusted diluted earnings per share of $0.20 to $0.45. Targets reflect Australian conditions that include performance at contractor-operated mines, lower average realized pricing, a longwall move, timing of export shipments and the introduction of the carbon tax.
For 2012, total sales are now targeted at 230 to 250 million tons, including Australian sales of 31 to 34 million tons, 185 to 195 million tons from the United States and the remainder from Trading and Brokerage activities.
Peabody Energy is the world's largest private-sector coal company and a global leader in sustainable mining and clean coal solutions.  The company serves metallurgical and thermal coal customers in more than 25 countries on six continents. For further information, go to PeabodyEnergy.com and CoalCanDoThat.com.

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Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of July 24, 2012. These factors are difficult to accurately predict and may be beyond the company's control. The company does not undertake to update its forward-looking statements. Factors that could affect the company's results include, but are not limited to: global demand for coal, including the seaborne thermal and metallurgical coal markets; price volatility, particularly in higher-margin products and in our trading and brokerage businesses; impact of alternative energy sources, including natural gas and renewables; impact of weather and natural disasters on demand, production and transportation; reductions and/or deferrals of purchases by major customers and ability to renew sales contracts; credit and performance risks associated with customers, suppliers, contract miners, co-shippers, and trading, banks and other financial counterparties; geologic, equipment, permitting and operational risks related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; integration of the acquired Macarthur Coal (Peabody Energy Australia PCI) operations; successful implementation of business strategies; negotiation of labor contracts, employee relations and workforce availability; changes in postretirement benefit and pension obligations and funding requirements; replacement and development of coal reserves; availability, access to and related cost of capital and financial markets; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures; economic strength and political stability of countries in which we have operations or serve customers; legislation, regulations and court decisions or other government actions, including new environmental and mine safety requirements; changes in income tax regulations or other regulatory taxes; litigation, including claims not yet asserted; and other risks detailed in the company's reports filed with the Securities and Exchange Commission (SEC).

Included in our release of financial information accounted for in accordance with generally accepted accounting principles (GAAP) are certain non-GAAP financial measures, as defined by SEC regulations. We have defined below the non-GAAP financial measures that we use and have included in the following tables of this release reconciliations of these measures to the most directly comparable GAAP measures.

Adjusted EBITDA is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expense, depreciation, depletion and amortization, and amortization of basis difference associated with equity method investments.  Adjusted EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income or cash flow as determined in accordance with United States generally accepted accounting principles.  Management uses Adjusted EBITDA as a key measure of operating performance and also believes it is a useful indicator of the company's ability to meet debt service and capital expenditure requirements.

Adjusted Income from Continuing Operations and Adjusted Diluted EPS are defined as income from continuing operations and diluted earnings per share excluding the impact of the remeasurement of foreign income tax accounts. Management has included these measures because, in management's opinion, excluding such impact is a better indicator of the company's ongoing effective tax rate and diluted earnings per share, and is therefore more useful in comparing the company's results with prior and future periods.

Condensed Consolidated Statements of Income (Unaudited)
For the Quarters and Six Months Ended June 30, 2012 and 2011

(Dollars in Millions, Except Per Share Data)
	Quarter Ended		Six Months Ended
	June	June	June	June
	2012	2011	2012	2011

Tons Sold (In Millions)	57.4	57.8	119.1	119.0

Revenues	$1,998.2	$1,980.5	$4,036.8	$3,723.6
Operating Costs and Expenses	1,479.8	1,345.7	2,918.4	2,592.9
Depreciation, Depletion and Amortization	157.3	104.1	302.2	211.8
Asset Retirement Obligation Expense	17.3	15.7	32.5	29.0
Selling and Administrative Expenses	62.7	58.6	133.7	120.2
Other Operating (Income) Loss:
Net Gain on Disposal or Exchange of Assets	(3.4)	(25.7)	(7.4)	(29.7)
Loss from Equity Affiliates:
Results of Operations	5.7	2.8	26.1	5.8
Amortization of Basis Difference	0.9	—	3.2	—
Loss from Equity Affiliates	6.6	2.8	29.3	5.8
Operating Profit	277.9	479.3	628.1	793.6
Interest Income	(6.5)	(3.5)	(14.6)	(7.6)
Interest Expense	106.9	48.9	208.9	99.9
Income from Continuing Operations Before Income Taxes	177.5	433.9	433.8	701.3
Income Tax (Benefit) Provision:
(Benefit) Provision	(24.0)	110.7	41.1	177.1
Remeasurement (Benefit) Expense Related to Foreign Income Tax Accounts	(13.8)	15.4	(4.9)	21.8
Income Tax (Benefit) Provision	(37.8)	126.1	36.2	198.9
Income from Continuing Operations, Net of Income Taxes	215.3	307.8	397.6	502.4
Loss from Discontinued Operations, Net of Income Taxes	(7.5)	(15.6)	(11.5)	(31.5)
Net Income	207.8	292.2	386.1	470.9
Less: Net Income Attributable to Noncontrolling Interests	3.1	7.4	8.7	9.6
Net Income Attributable to Common Stockholders	$204.7	$284.8	$377.4	$461.3

Diluted EPS (1):
Income (Loss) Attributable to Common Stockholders:
Continuing Operations (2)	$0.78	$1.10	$1.43	$1.81
Discontinued Operations	(0.03)	(0.05)	(0.04)	(0.12)
Net Income Attributable to Common Stockholders	$0.75	$1.05	$1.39	$1.69

Adjusted EBITDA	$453.4	$599.1	$966.0	$1,034.4

Adjusted Diluted EPS (1):
Adjusted Income from Continuing Operations:
Continuing Operations (2)	$0.78	$1.10	$1.43	$1.81
Remeasurement (Benefit) Expense Related to Foreign Income Tax Accounts	(0.05)	0.06	(0.02)	0.08
Adjusted Income from Continuing Operations	$0.73	$1.16	$1.41	$1.89

(1)
Weighted average diluted shares outstanding were 269.8 million and 270.5 million for the three months ended June 30, 2012 and 2011, respectively and 270.2 and 270.6 million for the six months ended June 30, 2012 and 2011, respectively. We compute EPS using a two-class method using an earnings allocation method that determines EPS separately for common stock and participating securities. As a result, it may not be possible to recalculate EPS as presented in our condensed consolidated statements of income. For the three and six months ended June 30, 2012 and 2011, there was no dilutive impact of our Convertible Junior Subordinated Debentures on diluted EPS.

(2)	Reflects income from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters and Six Months Ended June 30, 2012 and 2011

	Quarter Ended		Six Months Ended
	June	June	June	June
	2012	2011	2012	2011

Revenue Summary (Dollars in Millions)
U.S. Mining Operations	$1,033.0	$990.2	$2,159.6	$2,060.9
Australian Mining Operations	884.9	857.7	1,739.0	1,436.6
Trading and Brokerage Operations	75.6	114.1	128.1	198.0
Other	4.7	18.5	10.1	28.1
Total	$1,998.2	$1,980.5	$4,036.8	$3,723.6

Tons Sold (In Millions)
Midwestern U.S. Mining Operations	7.0	6.9	14.0	14.5
Western U.S. Mining Operations	37.0	39.7	80.4	83.5
Australian Mining Operations	8.2	6.5	14.8	12.1
Trading and Brokerage Operations	5.2	4.7	9.9	8.9
Total (1)	57.4	57.8	119.1	119.0

Revenues per Ton - Mining Operations
Midwestern U.S.	$51.90	$47.78	$52.10	$48.09
Western U.S.	18.04	16.69	17.79	16.36
Total - U.S.	23.43	21.27	22.88	21.04
Australia	107.45	131.97	117.59	117.95

Operating Costs per Ton - Mining Operations (2)
Midwestern U.S.	$36.50	$35.82	$36.51	$34.81
Western U.S. (3)	13.58	13.35	13.16	12.60
Total - U.S.(3)	17.23	16.66	16.62	15.88
Australia	78.26	70.97	81.34	68.19

Gross Margin per Ton - Mining Operations (2)
Midwestern U.S.	$15.40	$11.96	$15.59	$13.28
Western U.S. (3)	4.46	3.34	4.63	3.76
Total - U.S.(3)	6.20	4.61	6.26	5.16
Australia	29.19	61.00	36.25	49.76

Operating Profit per Ton	$4.84	$8.29	$5.27	$6.67

	Quarter Ended		Six Months Ended
	June	June	June	June
(Dollars in Millions)	2012	2011	2012	2011

Adjusted EBITDA - U.S. Mining Operations	$273.4	$216.1	$590.7	$505.4
Adjusted EBITDA - Australian Mining Operations	240.4	396.5	536.0	606.1
Adjusted EBITDA - Trading and Brokerage Operations	45.4	50.4	73.5	77.2
Adjusted EBITDA - Resource Management (4)	1.8	23.5	2.7	25.7
Selling and Administrative Expenses	(62.7)	(58.6)	(133.7)	(120.2)
Other Operating Costs, Net (5)	(44.9)	(28.8)	(103.2)	(59.8)
Adjusted EBITDA	453.4	599.1	966.0	1,034.4
Depreciation, Depletion and Amortization	(157.3)	(104.1)	(302.2)	(211.8)
Asset Retirement Obligation Expense	(17.3)	(15.7)	(32.5)	(29.0)
Amortization of Basis Difference Related to Equity Affiliates	(0.9)	—	(3.2)	—
Operating Profit	277.9	479.3	628.1	793.6
Operating Cash Flows	280.0	395.0	675.5	615.6
Coal Reserve Lease Expenditures	89.2	—	89.2	—
Capital Expenditures	195.7	237.4	434.3	339.9

(1)
Metallurgical coal sales totaled 3.6 million and 2.3 million tons for the three months ended June 30, 2012 and 2011, respectively and 6.5 million and 4.4 million for the six months ended June 30, 2012 and 2011, respectively.

(2)
Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.

(3)
The unfavorable impact of a litigation settlement accrual on cost per ton and gross margin per ton for the quarter ended June 30, 2011 on the Western U.S. and Total - U.S. Operations amounted to $0.62 and $0.53, respectively. The unfavorable per ton impact for the six months ended June 30, 2011 on the Western U.S. and Total - U.S. Operations amounted to $0.29 and $0.25, respectively.

(4)	Includes certain asset sales, property management costs and revenues, and coal royalty expense.
(5)	Includes Generation Development and Btu Conversion costs, costs associated with post-mining activities, (income) losses from equity interests and provisions for certain litigation.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets
June 30, 2012 and Dec. 31, 2011

(Dollars in Millions)
	(Unaudited)
	June 30, 2012	Dec. 31, 2011
Cash and Cash Equivalents	$489.2	$799.1
Receivables, Net	816.2	922.5
Inventories	581.7	446.3
Assets from Coal Trading Activities, Net	80.3	44.6
Deferred Income Taxes	17.4	27.3
Other Current Assets	589.7	766.1
Total Current Assets	2,574.5	3,005.9
Net Property, Plant, Equipment and Mine Development	12,435.6	11,362.7
Investments and Other Assets	1,683.8	2,364.4
Total Assets	$16,693.9	$16,733.0

Current Maturities of Debt	$121.4	$101.1
Liabilities from Coal Trading Activities, Net	22.0	10.3
Accounts Payable and Accruals	1,596.5	1,712.3
Total Current Liabilities	1,739.9	1,823.7
Long-Term Debt	6,264.0	6,556.4
Deferred Income Taxes	456.0	554.2
Other Long-Term Liabilities	2,364.6	2,282.9
Total Liabilities	10,824.5	11,217.2
Stockholders' Equity	5,869.4	5,515.8
Total Liabilities and Stockholders' Equity	$16,693.9	$16,733.0

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Reconciliation of Adjusted EBITDA to Income from Continuing Operations, Net of Income Taxes (Unaudited)
For the Quarters and Six Months Ended June 30, 2012 and 2011

(Dollars in Millions)	Quarter Ended		Six Months Ended
	June	June	June	June
	2012	2011	2012	2011

Adjusted EBITDA	$453.4	$599.1	$966.0	$1,034.4
Depreciation, Depletion and Amortization	157.3	104.1	302.2	211.8
Asset Retirement Obligation Expense	17.3	15.7	32.5	29.0
Amortization of Basis Difference Related to Equity Affiliates	0.9	—	3.2	—
Interest Income	(6.5)	(3.5)	(14.6)	(7.6)
Interest Expense	106.9	48.9	208.9	99.9
Income Tax (Benefit) Provision Before Remeasurement of Foreign Income Tax Accounts	(24.0)	110.7	41.1	177.1
Adjusted Income from Continuing Operations (1)	201.5	323.2	392.7	524.2
Remeasurement (Benefit) Expense Related to Foreign Income Tax Accounts	(13.8)	15.4	(4.9)	21.8

Income from Continuing Operations, Net of Income Taxes	$215.3	$307.8	$397.6	$502.4

Net Income Attributable to Noncontrolling Interests	$3.1	$7.4	$8.7	$9.6

Reconciliation of Adjusted EBITDA to Income from Continuing Operations, Net of Income Taxes - Targets for the Quarter Ending September 30, 2012 (Unaudited)

(Dollars in Millions)	Quarter Ending September 30, 2012
	Targeted Results
	Low	High

Adjusted EBITDA	$350	$450
Depreciation, Depletion and Amortization	155	170
Asset Retirement Obligation Expense	18	16
Interest Income	(5)	(6)
Interest Expense	105	100
Income Tax Provision Before Remeasurement of Foreign Income Tax Accounts	19	42
Adjusted Income from Continuing Operations (1)	58	128
Remeasurement Expense Related to Foreign Income Tax Accounts	—	—
Income from Continuing Operations, Net of Income Taxes	$58	$128

Net Income Attributable to Noncontrolling Interests	$5	$6

Adjusted Diluted EPS:
Adjusted Income from Continuing Operations:
Continuing Operations (2)	$0.20	$0.45
Remeasurement Expense Related to Foreign Income Tax Accounts	—	—
Adjusted Income from Continuing Operations	$0.20	$0.45

(1)	In order to arrive at the numerator used to calculate adjusted diluted EPS, it is necessary to deduct net income attributable to noncontrolling interests from this amount.
(2)	Reflects income from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.